PS&Co.

Padgett Stratemann & Co. LLP
CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS

September 21, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation of my report dated April 1, 2010, on the financial statements of Cycle Ranch Management, Ltd., and ASB Land Company, Inc. as of December 31, 2009, 2008 and 2007, and for the years then ended which is included in this Form 8-K for Here Enterprises, Inc. I also consent to the inclusion of the compiled financial statements as of June 30, 2010 and for the six months ended.

Denise Bendele

Denise E. Bendele, CPA, CVA
Partner

DEB:jsb

SAN ANTONIO • AUSTIN

100 N.E. Loop 410, Suite 1100 • San Antonio, Texas 78216 • P 210.828.6281 • T 800.879.4966 • F 210.826.8606 • www.padgett-cpa.com